KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
   EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
          (Dollars In Thousands Except Per Unit Amounts)

FOR THE THREE MONTHS ENDED MARCH 31,                   2005         2004
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Weighted-average number of limited partners'
units on which limited partners' net income
per unit is based:
Basic                                                  207,527,852  192,512,217

Add:  Incremental units under common unit
option plan                                                 55,669       89,401
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Assuming dilution                                      207,583,521  192,601,618
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Net Income                                            $    223,621 $    191,754
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Less: General Partner's interest in Net Income            (111,727)     (91,664)
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Limited Partners' interest in Net Income              $    111,894 $    100,090
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Limited Partners' Net Income per unit:
Basic                                                 $        .54 $        .52
Diluted                                               $        .54 $        .52